Exhibit 99.1

Rush Enterprises, Inc. Founder, W. Marvin Rush, Retires as Chairman of the Board,
Becomes Chairman Emeritus. W.M. “Rusty” Rush Appointed Chairman of the Board

SAN ANTONIO, May 20, 2013 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) & (Nasdaq:RUSHB) today announced that W. Marvin Rush is retiring from his position as Chairman of the Board of the Company. He will continue to serve as a member of the board of directors of the Company and have the honorary title of Chairman Emeritus.

W. Marvin Rush founded the Company in 1965. Through his vision and leadership, the Company has transformed into the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States.

The Company also announced the appointment of W.M. “Rusty” Rush as the Company’s Chairman of the Board.

Rusty Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer.

W. Marvin Rush commented, “It has been an extraordinary privilege to lead this wonderful company for the past 48 years but an even greater privilege to watch the passion of our employees as they serve our loyal customers every day and together successfully implement our vision. I could not be more proud of what we have built.”

Rusty Rush stated, “We are confident in our direction and, together with the leadership team, continue to execute against those strategies that will grow and improve our businesses, deliver great products and services to our customers, and enhance shareholder value.”

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. The Company’s vehicle centers are strategically located in high traffic areas on or near major highways in 15 states throughout the United States. These one-stop centers offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises’ operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, but are not limited to, statements related to the Company’s intended executive and Board changes. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include the risk that the intended executive and Board changes will not occur as currently expected and other risks and uncertainties described more fully in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.